Exhibit d(6)(j)

AMENDMENT NO. 1

TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is dated as of October 1, 2019, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”), a Texas Corporation, and SUNAMERICA ASSET MANAGEMENT, LLC (formerly, SunAmerica Asset Management Corp.) (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I (“VC I”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated March 26, 2010 (the “Sub-Advisory Agreement”) with respect to the Covered Funds; and

WHEREAS, VALIC and the Sub-Adviser wish to amend and restate Schedule A to the Sub-Advisory Agreement as attached hereto; and

WHEREAS, the Board of Directors of VC I has approved this Amendment to the Sub-Advisory Agreement and it is not required to be approved by the shareholders of the Covered Funds.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment. Schedule A to the Sub-Advisory Agreement is hereby amended and restated as attached hereto.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Thomas M. Ward	By:	/s/ John T. Genoy

Name:	Thomas M. Ward	Name:	John T. Genoy
Title:	Vice President	Title:	Senior Vice President, Chief Financial Officer & Chief Operating Officer

SCHEDULE A

COVERED FUND(S)

Effective October 1, 2019

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee
Mid Cap Index Fund	0.03% on first $150 million 0.02% on assets over $150 million

Nasdaq-100® Index Fund	0.15% on first $250 million 0.13% on next $250 million 0.11% over $500 million

Small Cap Index Fund	0.03% on first $150 million 0.02% on assets over $150 million

Stock Index Fund[1]	0.02% on first $2 billion 0.01% on assets over $2 billion

[1]	Sub-Adviser shall be paid a composite fee based on the aggregate assets it manages for the Stock Index Fund and the VALIC Company I Growth Fund.